                                                                      Exhibit 21

                           SUBSIDIARIES OF THE COMPANY
                           ---------------------------

AFP Realty Corp.
Metex Mfg. Corporation
63 Subsidiaries of United Capital Corp. that invest in and manage real estate
37 Subsidiaries of AFP Realty Corp. that invest in and manage real estate.